SUB-ITEM 77M: Mergers

Merger Effective April 24, 2017
Acquired Fund	Acquiring Fund (Survivor)
JNL/Mellon Capital S&P® 24 Fund	JNL/Mellon Capital JNL 5 Fund
Board Approval Received	Shareholder Approval Received
Yes	Yes
Additional Details in the Plan of Reorganizations included in this filing and also in each definitive proxy/information statement filed with the SEC
Accession No.: 0001072428-17-000008 (1/26/2017)